REIMBURSEMENT AGREEMENT

Reimbursement Agreement, dated as of August 16, 1999, between Alliance Capital Management L.P., a Delaware limited partnership (the "Company"), and The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (together with its successors and assignees, "Equitable").

In consideration of Equitable entering into one or more standby letter of credit applications and/or agreements (each, an "Application") pursuant to which one or more banks (each, a "Bank") shall issue irrevocable standby letters of credit (each, a "Letter of Credit") in favor of one or more funds of which the Company is the investment adviser (each such fund, a "Beneficiary") in an aggregate face amount of up to $570,000,000, the Company and Equitable hereby agree as follows:

1. Payments: The Company agrees to reimburse Equitable for each payment made by Equitable to a Bank in reimbursement of any drawing made under a Letter of Credit, together with interest on such amount until payment in full hereunder. Subject to Section 10 hereof, each such reimbursement obligation of the Company, together with accrued interest thereon, shall become due and payable on the 90th day after the date of the applicable drawing under such Letter of Credit (such 90th day, the "Maturity Date"); provided that the Company may prepay any such reimbursement obligation, together with accrued interest thereon, in cash at any time. On any Maturity Date, so long as the Company complies with the immediately succeeding sentence, the Company may, and if not repaid in cash on or prior to the applicable Maturity Date the Company shall, on such Maturity Date (but not prior to such date) and in lieu of all or any portion of reimbursement payments in cash required hereby, make such reimbursement payment to Equitable by (i) issuing to Equitable (or its permitted designee) limited partnership units of the Company having an aggregate Fair Market Value on such Maturity Date equal to such reimbursement amount and (ii) paying, in cash, all accrued and unpaid interest on such reimbursement amount to such Maturity Date. The Company covenants and agrees that (i) any limited partnership units to be issued in lieu of cash payments shall be duly authorized and validly issued in accordance with the requirements of the Company's partnership agreement at the time of issuance, shall be fully paid and non-assessable (or the equivalent thereof for Delaware limited partnerships) and shall be delivered to Equitable free of any adverse claim and that it shall deliver to Equitable prior to such issuance one or more certificates or opinions of counsel, in form and substance reasonably satisfactory to Equitable, to such effect, (ii) concurrently with any such issuance, it shall deliver to Equitable a certificate or certificates evidencing such limited partnership units and (iii) prior to each Maturity Date on which limited partnership units are issued to Equitable hereunder, the Company shall have obtained all consents and approvals necessary (including without limitation any unitholder approvals required pursuant to the rules of the New York Stock Exchange) in order to issue and deliver such limited partnership units to Equitable on such Maturity Date (and Equitable agrees to vote, and to cause its subsidiaries to vote, in favor of any such unitholder resolution of the Company required by the rules of the New York Stock Exchange). For purposes hereof, "Fair Market Value" of a limited partnership unit of the Company as of any date, including any Maturity Date, shall mean a price per limited


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     partnership unit of the Company equal to the "Unit Price" on such date as defined in Article 1 of the Company's limited partnership agreement as in effect on the date hereof.

2. Fees: The Company will pay Equitable a per annum fee of 0.15% on the daily average of the amount available for drawing under each Letter of Credit, calculated based on a 360 day year, in each case for the actual number of days occurring in the period for which such fee is payable, payable quarterly in arrears on the last day of each March, June, September and December, and on the expiration or termination date of such Letter of Credit.

3. Interest on Payments: The Company will pay Equitable interest on each reimbursement amount outstanding under Section 1 above, from the date Equitable reimburses the applicable Bank to the date such payment becomes due hereunder, at a rate per annum equal to the cost to Equitable of obtaining such funds as of the date of such reimbursement by Equitable for a 90-day period as determined by Equitable in good faith (the "Cost of Funds Rate"). Such interest shall be payable on the date of any prepayment of such reimbursement amount (to the extent accrued on such prepaid amount), if the applicable Maturity Date is extended beyond 90 days, quarterly on the last day of each quarter from the date such interest first accrued, and at maturity. Notwithstanding the foregoing, the Company shall pay Equitable, on demand, interest on any amount which remains outstanding after the same becomes due and owing hereunder at a rate equal to the Cost of Funds Rate plus 2.00% per annum. Interest will be calculated based on the actual days outstanding and a 360 day year.

4. Costs and Expenses; Indemnity: (a) The Company will absolutely, irrevocably and unconditionally indemnify and hold Equitable harmless against all costs, expense, claims and losses suffered or incurred by Equitable howsoever arising from or in connection with the preparation, negotiation, execution and delivery, performance or enforcement of this Agreement, each Application, each Letter of Credit, any syndication of any Letter of Credit, any other agreement (relating to a Letter of Credit or an Application) of Equitable with or for the benefit of a Bank, or otherwise arising from or in connection with the transactions contemplated hereby or thereby, including without limitation the reasonable fees and expenses of counsel to Equitable.

     (b)(i) In addition to the obligations of the Company pursuant to Section 1 above, the Company agrees to reimburse Equitable, on demand, for each payment made by Equitable under or pursuant to any Application, any syndication of any Letter of Credit or any other agreement (relating to a Letter of Credit or an Application) of Equitable with or for the benefit of a Bank (in any case, other than to reimburse the applicable Bank for draws under a Letter of Credit but including any interest accrued and payable with respect to such draws), including without limitation, any and all fees, commissions, administrative charges, indemnification payments, increased costs and reserve charges payable to a Bank.

     (b) (ii) The Company shall, subject to the limitation set forth below in this paragraph, promptly pay to Equitable from time to time as specified by Equitable, such amounts as Equitable determines in its reasonable judgment are necessary to compensate it for costs, to the extent such costs are attributable to this Agreement or its issuing or having outstanding an Application resulting from the application of any law or regulation applicable to


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     Equitable, regarding any reserve, assessment, capitalization or similar requirement relating to contingent obligations or reimbursement agreements with respect to letters of credit, provided that such costs are incurred by Equitable as a result of a change in applicable law after the date hereof. The Company acknowledges that there may be various methods of allocating such reserves, assessments, capitalization or similar costs referred to above and agrees that the allocations by Equitable, for purposes of determining such costs, shall be conclusive and binding upon the Company, provided that such allocations are made in good faith by a reasonable method, Equitable provides the Company with a certification in reasonable detail of the method used for such allocation, and notifies the Company promptly of any change in the law imposing such additional costs.

     (c) In the event that the Company's obligations under this Section 4 at any time exceed, in the aggregate, $20,000,000, the Company shall have the option, subject to the covenants and agreements of the Company contained in the penultimate sentence of Section 1 hereof, to pay such excess amount to Equitable when due in additional limited partnership units having an aggregate Fair Market Value on such due date equal to such excess amount then due and owing.

     (d) The provisions of this Section 4 shall survive any payment of the Company's obligations and liabilities hereunder and any termination of this Agreement.

5. Method of Payments. Except as otherwise expressly provided in Sections 1 and 4(c) hereof (as limited by the immediately succeeding sentence), the Company agrees to pay all payments, fees and charges when due pursuant to the terms of this Agreement in United States dollars by wire transfer of immediately available funds to the account designated in writing by Equitable from time to time. In the event that the Company fails to issue any limited partnership units on any Maturity Date in accordance with
     Section 1 hereof or on the date such obligations become due in accordance with Section 4(c) hereof for any reason whatsoever (other than by reason of any action or inaction by Equitable in violation of this Agreement) and, in any case, such failure continues for a period of ten business days, then notwithstanding provisions of Section 1 or Section 4(c) to the contrary, the Company's right to pay such amounts in limited partnership units shall terminate and such amounts shall only be payable in cash as provided in the first sentence of this Section 5.

6. Liability of Equitable: As long as its actions do not constitute gross negligence or wilful misconduct, Equitable shall not be responsible for verifying the existence of any act, condition or statement made by any Bank or any Beneficiary in relation to any drawing or presentment under any Letter of Credit or demands made under any Application, for the validity or genuineness of certificates or other documents delivered under or in connection with any Letter of Credit or any Application, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged, for any breach of contract between any Bank, any Beneficiary and the Company, or for any other consequences beyond Equitable's control, so long as Equitable acts in good faith and in accordance with applicable law. In furtherance of and not in limitation of the foregoing, the Company agrees that any action, inaction or omission taken or suffered by Equitable in good faith without gross negligence or wilful misconduct, and in accordance with applicable law in connection with an Application, a Letter of Credit, any syndication of any Letter of Credit


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     or any other agreement (relating to a Letter of Credit or an Application)
     of Equitable with or for the benefit of a Bank, or related drafts or documents, shall be binding on the Company.

7. Obligation Absolute: Subject to Equitable's compliance with the terms of this Agreement, the Company's obligation to make each payment under this Agreement shall be absolute and unconditional and shall not be subject to any defense or be affected by any right of set off, counterclaim or recoupment which the Company may now or hereafter have against any Bank, any Beneficiary, Equitable or any other person for any reason whatsoever.

8. Representations and Warranties: The Company represents and warrants to Equitable that (a) it is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) the execution, delivery and performance of this Agreement are within its powers, that all necessary actions, other than any unitholder approvals required pursuant to the rules of the New York Stock Exchange, have been taken or obtained, and that no governmental approval is required, (c) entering into and performing its obligations under this Agreement do not contravene (i) its limited partnership certificate or agreement, or other organizational documents or (ii) any law or any contractual restriction binding on or affecting it or its property, other than any such contraventions of any contractual restrictions that would not, individually or in the aggregate, have a material adverse effect on the financial condition or business of the Company and its subsidiaries taken as a whole, on the ability of the Company to fulfill its obligations hereunder or on the rights of Equitable hereunder (or as a holder of the limited partnership units issued in connection herewith) and (d) this Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms except as enforceability may be limited by laws affecting creditors rights generally and by general principles of equity.

9. Covenants: So long as any Letter of Credit remains outstanding, any obligation of Equitable under any Application or any other agreement (relating to a Letter of Credit or an Application) of Equitable with or for the benefit of a Bank remains outstanding, or any amount owing to Equitable hereunder remains outstanding, the Company agrees that it will, unless Equitable consents in writing, continue to preserve, renew and keep in full force and effect its existence and its rights, privileges and franchises necessary or desirable in the normal conduct of its business except as may be contemplated by the Reorganization (as defined in Section 16 hereof).

10. Events of Default: If any of the following events (an "Event of Default") shall have occurred and be continuing, unless waived in writing by Equitable pursuant to the terms hereof:

     (a) Any representation or warranty made by the Company in this Agreement or in any certificate, financial or other statement furnished by the Company pursuant to this Agreement shall prove to have been untrue or incomplete in any material respect when made; or

     (b) The Company shall fail to pay when due any amount specified in Section 1 of this Agreement and such failure shall remain unremedied for three business days after written notice thereof shall have been given by Equitable to the Company, or the Company shall


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     fail to pay when due any other amount specified in this Agreement and any such failure shall remain unremedied for ten business days after written notice thereof shall have been given by Equitable to the Company; or

     (c) The Company shall fail to perform or observe any other term, covenant or provision under this Agreement, and any such failure shall remain unremedied for fifteen business days after written notice thereof shall have been given by Equitable to the Company; or

     (d) Any material provision of this Agreement shall at any time and for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority or the Company shall, prior to the satisfaction of the Company's obligations hereunder, deny that it has any or further liability or obligation under this Agreement; or

     (e) The Company or Alliance Capital Management Corporation (the "General Partner") shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or all or a substantial amount of its property, (ii) fail to pay its debts when they become due, (iii) make a general assignment for the benefit of creditors,
     (iv) be adjudicated bankrupt or insolvent, or (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization or an arrangement with creditors under an insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or partnership or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or

     (f) If without the application, approval or consent of the Company or the General Partner a proceeding shall be instituted in any court of competent jurisdiction under any law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking in respect of the Company or the General Partner an order of relief or an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or the General Partner or of all or any substantial part of the assets of the Company or the General Partner or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company and the General Partner in good faith, the same shall (i) result in the entry of an order of relief or any such adjudication or appointment or (ii) continue undismissed, or pending and unstayed, for any period of 60 consecutive days; or

     (g) The Company shall default in the performance or observance of any provision, covenant or restriction contained in any agreement with respect to indebtedness for borrowed money in excess of $150,000,000 beyond applicable days of grace and the effect of such default is to cause the acceleration of maturity of such indebtedness; or

     (h) A judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Company (or for which the Company becomes liable or otherwise responsible to reimburse) and such judgment or order shall continue unsatisfied and the


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     execution of enforcement thereof shall no longer be effectively stayed for a period of ten days; or

     (i) any of the following: (i) the Company (if required to be so registered) shall fail to be duly registered as an "investment adviser" under the Investment Advisers Act of 1940 or (ii) Alliance Fund Distributors, Inc. ("Alliance Distributors") shall cease to be duly registered as a "broker/dealer" under the Securities Exchange Act of 1934 or shall cease to be a member in good standing of the National Association of Securities Dealers, Inc.; or

     (j) the Company, Alliance Distributors, or the General Partner, or any material subsidiary of any of the foregoing companies, shall either (i) be indicted for a federal or state crime and, in connection with such indictment, government authorities shall seek to seize or attach, or seek a civil forfeiture of, property of the Company, Alliance Distributors, the General Partner, or any such material subsidiary, having a fair market value in excess of $20,000,000, or (ii) be found guilty of, or shall plead guilty, no contest, or nolo contendere to, any federal or state crime, a punishment for which could include a ---------------- fine, penalty, or forfeiture of any assets of the Company, Alliance Distributors, the General Partner, or any such material subsidiary, having in any such case a fair market value in excess of $20,000,000;

     then, in any such event, Equitable may by written notice to the Company declare all reimbursement amounts then outstanding under Section 1 hereof, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such reimbursement amounts, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or the General Partner under the Federal Bankruptcy Code or other applicable bankruptcy or insolvency law, all such reimbursement amounts, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

11. Notices: Notices and demands under this Agreement shall be in writing and will be sufficient if delivered by hand, by United States registered or certified mail or by facsimile receipt of which is confirmed by telephone. Notices and demands shall be effective when received and shall be addressed if to the Company to:

                              Alliance Capital Management L.P.
                              1345 Avenue of the Americas
                              New York, New York  10105
                              Attn: Robert H. Joseph, Jr.
                                    Senior Vice President and
                                    Chief Financial Officer
                              Tel. No.: (212) 969-2384
                              Fax No.: (212) 969-2386
                              and
                              Attn: David R. Brewer, Jr.
                                    Senior Vice President and General Counsel


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                              Tel. No.: (212) 969-1327
                              Fax No.: (212) 969-1334

         if to Equitable to:  The Equitable Life Assurance Society
                              of the United States
                              1290 Avenue of the Americas
                              New York, New York  10104
                              Attn: Stanley B. Tulin
                                    Vice Chairman and Chief Financial Officer
                              Tel. No.: (212) 314-4515
                              Fax No.: (212) 707-1920

12. No Waivers, Remedies: This Agreement may not be amended, waived or modified except in writing duly signed by Equitable and the Company. Equitable may elect in its sole discretion not to consent to the renewal of a Letter of Credit for additional periods or to any other amendment to an Application or a Letter of Credit; provided that, so long as no Event of Default then exists, Equitable shall not enter into any written amendment to an Application or Letter of Credit without the prior written consent of the Company, which consent shall not be unreasonably withheld. This Agreement and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of Equitable and the Company and their respective successors and permitted assigns. Equitable may assign (or participate) any and all of its rights and interests herein (i) to an affiliated entity without notice to or the consent of the Company and (ii) to a non-affiliated entity only with the prior written consent of the Company, such consent not to be unreasonably withheld. No failure on Equitable's part to exercise, and no delay on Equitable's part in exercising, any rights, powers or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, powers or remedies by Equitable preclude any other or further exercising thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and not exclusive of any other remedies provided by law.

13. Severability: Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent required by law without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

14. Jurisdiction/Waiver of Jury Trial: (a) Any legal action or proceeding against the Company or Equitable with respect to this Agreement, any Application, any Letter of Credit or any of the agreements, documents or instruments delivered in connection herewith or therewith may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as the party commencing such action or proceeding may elect. By execution and delivery hereof, each party accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall limit the right of the Company or Equitable to bring proceedings against the other party in the courts of any other jurisdiction.

(b) The Company and Equitable knowingly, voluntarily and intentionally waive any and all rights the Company or Equitable, as the case may be, may have to a trial by jury in respect of any litigation between the parties hereto based on, or arising out of, under or in


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     connection with, this Agreement, any Application, any Letter of Credit or any other documents and instruments executed in connection herewith.

15. Construction and Interpretation: This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The headings of the Sections of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.

16. Company Assignment: In the event the reorganization contemplated by the registration statement on Form S-4, including the proxy statement/prospectus, as filed by Alliance Capital Management L.P. II, a Delaware limited partnership ("Alliance II"), with the Securities and Exchange Commission on August 3, 1999 (the "Reorganization") is consummated, the Company shall assign, and Alliance II shall assume, all of the rights, liabilities and obligations of the Company hereunder pursuant to a written assignment agreement in form and substance satisfactory to Equitable, whereupon (i) each reference herein to "the Company" shall be deemed a reference to Alliance II and each reference herein to "limited partnership unit" shall be deemed a reference to a limited partnership interest of Alliance II, including without limitation in Sections 1 and 4(c) hereof; provided that, "Fair Market Value" of a limited partnership interest of Alliance II as of any date thereafter, including any Maturity Date, shall mean a price per limited partnership interest of Alliance II equal to the "LP Interest Price" on such date as defined in Article 1 of Alliance II's limited partnership agreement as in effect on the date of the foregoing assignment and assumption and (ii) the assignor, Alliance Capital Management L.P., shall be released from all liabilities and obligations hereunder. Except as expressly provided in the preceding sentence, the Company may not assign or delegate any of its rights or obligations hereunder without the prior written consent of Equitable.

17. Entire Agreement/Counterparts: This Agreement on and as of the date hereof constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties hereto with respect to such subject matter are hereby superseded in their entireties. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date set forth above by the undersigned thereunto authorized.

                              ALLIANCE CAPITAL MANAGEMENT L.P.



                              By: Alliance Capital Management Corporation,
                                  its general partner



                              By: /s/ John D. Carifa
                                  --------------------------------------------
                                  Name:  John D. Carifa
                                  Title: President



                              THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES

                              By: /s/ Stanley B. Tulin
                                  --------------------------------------------
                                  Name:  Stanley B. Tulin
                                  Title: Vice Chairman and
                                         Chief Financial Officer


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